EXHIBIT 99.3

Item 6.	Selected Financial Data
The information in this section should be read in conjunction with Part II, Item 7 and Item 8 of this report. The preparation of our consolidated financial statements requires us to make a number of significant judgments and estimates, as well as consider a number of uncertainties (in thousands, except per unit data and volume data).

	Year Ended December 31,
	2014(1)(2)	2013(1)	2012(1)	2011(1)	2010(1)
Statements of operations data:
Revenues	$848,513	$634,722	$496,129	$523,149	$498,747
(Loss) income from operations	(13,228)	(3,020)	3,289	16,388	19,733
Net loss	(37,731)	(15,970)	(4,488)	—	—
Series A Preferred fair value adjustment	(4,596)	(1,670)	—	—	—
Net loss from January 1, 2012 through November 6, 2012	—	—	260	—	—
Net loss attributable to Holdings	(6,409)	—	—	—	—
Net loss attributable to partners	(36,659)	(17,640)	(4,228)	—	—
General partner's interest	(693)	(319)	(85)	—	—
Limited partners' interest	(35,966)	(17,321)	(4,143)	—	—
Net (loss) income from Southcross Energy LLC			(260)	7,539	9,719
Less deemed dividend on:
Redeemable preferred units	—	—	(2,693)	(1,553)	—
Series B redeemable preferred units	—	—	(4,696)	—	—
Series C redeemable preferred units	—	—	(2,012)	—	—
Preferred units	—	—	(13,249)	(14,131)	(12,802)
Net loss attributable to Southcross Energy LLC common unitholders	—	—	(22,910)	(8,145)	(3,083)
Basic and diluted earnings per unit
Net loss allocated to limited partner common units (from November 7, 2012)	(20,175)	(8,683)	(2,072)	—	—
Weighted average number of limited partner common units outstanding	21,641,635	12,224,997	12,213,713	—	—
Loss per common unit	(0.93)	(0.71)	(0.17)	—	—
Net loss allocated to Southcross Energy LLC common units	—	—	(22,910)	(8,145)	(3,083)
Weighted average number of Southcross Energy LLC common units outstanding	—	—	1,198,429	1,197,876	1,197,257
Loss per Southcross Energy LLC common unit(3)	—	—	(19.12)	(6.79)	(2.57)
Performance measures:
Distributions declared per common unit(4)	1.60	1.60	0.24	n/a	n/a
Other financial data:
Adjusted EBITDA(5)	51,938	34,486	24,019	28,957	30,869
Gross operating margin(5)	127,381	93,546	71,640	62,569	59,316
Maintenance capital expenditures	5,777	3,353	5,193	5,317	3,402
Growth capital expenditures	162,840	90,510	164,623	150,669	1,843
Operating data:
Average throughput volumes of natural gas (MMBtu/d)(6)	911,156	622,238	570,599	506,975	471,265
Average volume of processed gas (MMBtu/d)	353,456	240,825	206,045	155,475	153,557
Average volume of NGLs fractionated (Bbls/d)	17,815	12,545	9,385	5,131	5,557
Realized prices on natural gas volumes sold/Btu ($/MMBtu)	4.40	3.75	2.83	4.05	4.42
Realized prices on NGL volumes sold/gal ($/gal)	0.78	0.88	0.87	1.35	1.10
Balance sheet data (at period end):
Cash and cash equivalents	1,649	3,349	7,490	1,412	20,323
Trade accounts receivable	74,086	57,669	50,994	41,234	35,059
Property, plant, and equipment, net	1,058,570	575,795	550,603	369,861	229,309
Total assets	1,316,314	652,315	618,605	420,385	289,643
Total debt (current and long term)	475,629	267,300	191,000	208,280	115,000
Capital leases	1,033	908	—	—	—
Series A convertible preferred unit in-kind distribution and fair value adjustment	—	40,504	—	—	—
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(1)	Reflects financial data of Southcross Energy Partners, L.P. subsequent to our IPO on November 7, 2012, and Southcross Energy LLC for periods ending prior to November 7, 2012.

(2)
Due to the common control aspects in the 2015 Holdings Acquisition, the 2015 Holdings Acquisition was deemed a transaction between entities under common control and, as such, was accounted for on an “as if pooled” basis for all periods which common control existed (which began on August 4, 2014). The Partnership’s financial results retrospectively include the financial results of the Valley Wells System and the Compression Assets for all periods ending after August 4, 2014, the date of the Holdings Transaction. See Note 3 to our consolidated financial statements for further details. We calculate historical earnings per unit with retrospective earnings or losses of a transferred business before the date of the 2015 Holdings Acquisition allocated entirely to the Holdings. The previously reported earnings per unit of the limited partners did not change as a result of the 2015 Holdings Acquisition. See Note 5 to our consolidated financial statements for further details.

(3)	Earnings per unit of Southcross Energy LLC prior to our IPO.

(4)
A distribution of $0.24 attributable to fourth quarter 2012 is the first distribution declared by us and corresponds to the minimum quarterly distribution of $0.40 per unit, or $1.60 on an annualized basis, pro-rated for the portion of the quarter following the closing of our IPO on November 7, 2012.

(5)	See Part II, Item 7 of this report for definition of Non-GAAP financial metrics and reconciliation of such metrics to their most directly comparable GAAP financial measure.

(6)
Average throughput volumes of natural gas per day include sales, transportation, fuel and shrink volumes for all periods presented. Historical average throughput volumes of natural gas per day presented previously included sales and transportation volume only.

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